Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Section ‘Changes in and Disagreements with Accountants on accounting and Financial Disclosure’ as it refers to the change of the auditor included in the Form S1-A2 of Naploy Corp. filed with the Securities and Exchange Commission on January 22, 2024. We agree with the statements concerning our Firm in such Form S1-A2; we are not in a position to agree or disagree with other statements of Naploy Corp. contained therein in Form S1-A2.

/s/ MAINOR AUDIT JA PARTNERID OÜ

MAINOR AUDIT JA PARTNERID OÜ.

Kadaka pst 85a, Tallinn, Harju maakond 10922

PCAOB ID Number 2333

Tallinn, Estonia

January 22, 2024